EXHIBIT 21.1

SUBSIDIARIES OF
INSILICON CORPORATION

Subsidiary Country/State of Incorporation

Wholly Owned
inSilicon International	Delaware
inSilicon KK	Japan
inSilicon Ltd.	UK
inSilicon Canada Ltd.	Canada
inSilicon Canada Holdings ULC	Canada
inSilicon Holdings Corp.	Delaware
inSilicon GMBH	Germany
Taiwan Branch	Taiwan